CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the references to our firm under the captions "Financial Highlights" in the Neuberger Berman Income Funds' Prospectus and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Neuberger Berman Cash Reserves' Statement of Additional Information, and to the
incorporation by reference in Post-Effective Amendment No. 68 to the Registration Statement (Form N-1A, No. 811-03802) of our report dated December 14, 2007, on the financial statements and financial highlights of Neuberger Berman Cash Reserves (one of the series constituting Lehman Brothers Income Funds), included in the October 31, 2007 Annual Reports to Shareholders of Lehman Brothers Income Funds.


                                                /s/ Ernst & Young LLP


Boston, Massachusetts
September 5, 2008